Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of AlphaNet Solutions, Inc. of our report dated February 28, 2002 relating to the financial statements and financial statement schedule, which appears in AlphaNet Solutions, Inc.’s Form 10-K for the year ended December 31, 2001.

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
August 16, 2002